Exhibit 99.1
FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
FINANCIAL STATEMENTS
AND SUPPLEMENTAL SCHEDULES
AS OF DECEMBER 31, 2007 AND 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
INDEX

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2007 and 2006	2

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2007	3

Notes to Financial Statements	4

Supplemental Schedules:

Form 5500, Schedule H; Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2007	14

Form 5500, Schedule H; Line 4j — Schedule of Reportable Transactions for the Year Ended December 31, 2007	15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Participants and Administrator of the
Flowserve Corporation Retirement Savings Plan:
We have audited the accompanying statements of net assets available for benefits of the Flowserve Corporation Retirement Savings Plan as of December 31, 2007 and 2006 and the related statement of changes in net assets available for benefits for the year ended December 31, 2007. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Flowserve Corporation Retirement Savings Plan as of December 31, 2007 and 2006, and the changes in its net assets available for benefits for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Form 5500, Schedule H, Line 4i — Schedule of Assets (Held at End of Year) and Form 5500, Schedule H, Line 4j — Schedule of Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.
/s/ Whitley Penn LLP
Fort Worth, Texas
June 26, 2008

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2007	2006
ASSETS

Investments:
Registered investment companies	$415,060,505	$377,541,749
Common and collective trusts	92,684,428	88,823,639
Company stock fund	72,434,563	41,799,248
Loans receivable from participants	10,530,452	9,698,472

Total investments	590,709,948	517,863,108

Receivables:
Employer contributions	4,391,555	3,307,756
Participant contributions	954,904	872,543

Total receivables	5,346,459	4,180,299

Net assets available for benefits at fair value	596,056,407	522,043,407

Adjustment from fair value to contract value for interest in common and collective trusts relating to fully benefit-responsive investment contracts	(695,547)	854,719

Net assets available for benefits	$595,360,860	$522,898,126

The accompanying notes are an integral part of these financial statements.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2007

Investment income:
Dividend income	$27,934,662
Interest income from other than participant loans	4,022,853
Interest income from participant loans	770,649
Net appreciation in fair value of investments	43,745,904

Total investment income	76,474,068

Contributions:
Employer	12,080,305
Participant	27,322,359

Total contributions	39,402,664

Other additions	386,746

Total additions	116,263,478

Deductions:
Benefits paid to participants	43,285,726
Other deductions	515,018

Total deductions	43,800,744

Increase in net assets available for benefits	72,462,734

Net assets available for benefits:
Beginning of year	522,898,126

End of year	$595,360,860

The accompanying notes are an integral part of these financial statements.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
1.	DESCRIPTION OF THE PLAN

The following description of the Flowserve Corporation Retirement Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

General and eligibility

The Plan is a defined contribution plan. Full-time and part-time employees of Flowserve Corporation who are located in the United States and its wholly-owned subsidiaries (collectively, the “Company”) are eligible to participate in the Plan upon commencement of their employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Participant accounts

Each participant account is credited with the participant’s contributions, the employer’s contributions and an allocation of investment income from each fund as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account. Additionally, the Plan has certain expenses that are deducted from participant accounts.

Contributions

Participants contribute a percentage of their compensation, as defined in the Plan document. Unless newly-hired participants elect otherwise, they automatically contribute 3% of eligible compensation to the Plan. Additionally, the maximum contribution rate for participants is generally 50% of eligible compensation, of which up to $15,500 (the maximum annual salary deferral contribution limit as set forth by the Internal Revenue Code (the “Code”) for 2007) may be made pre-tax. All participants who were eligible to make elective deferrals under the Plan and who had attained age 50 before the close of the Plan year were eligible to make additional catch-up contributions of up to $5,000 during 2007. Participant contributions are invested based on each participant’s election.

The Company matches 50% of participant contributions, up to 6% of eligible compensation, except for union employees represented by the:
•	United Steelworkers of America, District 12 Local Number 4997 at the Vernon, California facility;

•	United Steelworkers of America, AFL-CIO-CLC, District 30 Local Number 3320 at the Dayton, Ohio facility;
Each of the above exception groups receives Company matching contributions of 25% of participant contributions up to 6% of eligible compensation.

Company matching contributions are made in cash and allocated among a participant’s account in the same percentage in which the participant directs his or her contributions. The Company may also make a discretionary contribution based upon the Company meeting its performance targets, as determined by the Company at its sole discretion. All Company discretionary contributions are made in Company common stock into the Company stock fund. Discretionary contributions are generally allocated among the participants based on the amount of Company matching contributions made during the Plan year, unless otherwise specified by a collective-bargaining agreement. In 2008, the Company made a discretionary contribution of $4,081,979 for 2007. In 2007, the Company made a discretionary contribution of $3,025,427 for 2006. The discretionary contribution is recorded as an employer contribution receivable in the statement of net assets available for benefits.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The Plan allows all participant contributions and amounts allocated to participant accounts to be invested in accordance with participant investment directions except for the Company discretionary contribution, which shall automatically be invested in the Company stock fund.

Vesting

Participants are immediately vested in their contributions and associated earnings thereon. Unless otherwise specified in a collective-bargaining agreement, participants become 20% vested in the Company’s contributions and associated earnings after one year of service. Vesting increases by 20% for each additional year of service until a participant becomes fully vested after five years of service.

Forfeitures

Forfeitures are used to reduce the Company’s contributions. During 2007, participants forfeited $396,572 of non-vested account balances and such forfeited balances earned $6,686. In 2007, employer contributions were reduced by $316,751 from previously forfeited balances, in accordance with Plan documents. Unutilized forfeitures at December 31, 2007 and 2006 were $176,364 and $89,857 respectively.

Payment of benefits

Terminated participants may be paid their vested balance in a lump sum or rollover as soon as administratively possible after their date of termination.

Investments

Participants may direct their contributions and account balances among the following investment funds:

Company Stock Fund — Invests in publicly-traded common stock of the Company.

America Funds EuroPacific Fund — Invests primarily in securities of issuers located in Europe and the Pacific Basin.

Royce Premier Fund — Invests primarily in small-cap securities and seeks long-term capital appreciation.

T. Rowe Price Mid-Cap Growth Fund — Invests primarily in mid-cap common stock of United States and foreign companies that, in the fund manager’s opinion, possess above-average growth potential.

Vanguard 500 Index Fund — Invests in large-cap equity securities that are managed to achieve results similar to those of the overall stock market as measured by the Standard & Poor’s 500 Index.

Vanguard Retirement Savings Trust Fund — Invests primarily in investment contracts or similar fixed-income instruments, which are managed to yield higher levels of current income without capital appreciation. See additional discussion in Note 4.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
Vanguard Target Retirement 2005 Fund — Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2005.

Vanguard Target Retirement 2015 Fund — Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2015.

Vanguard Target Retirement 2025 Fund — Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2025.

Vanguard Target Retirement 2035 Fund — Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2035.

Vanguard Target Retirement 2045 Fund — Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2045.

Vanguard Target Retirement Fund — Invests in equity securities of companies that, in the fund manager’s opinion, possess prospects for continued growth, strong industry positions and skilled management teams.

Vanguard Total Bond Market Index Fund — Invests primarily in fixed-income securities that are managed to yield performance mirroring the Lehman Brothers Aggregate Bond Index.

Vanguard PRIMECAP Fund — Invests in a mix of other Vanguard Mutual Funds designed for individuals currently in retirement.

Vanguard Wellington Fund — Invests 65% in equity securities and 35% in high-quality bonds, which are managed in the aggregate to generate long-term capital appreciation while providing income.

Vanguard Windsor II Fund — Invests primarily in equity and other instruments issued by large and medium-sized companies that, in the fund manager’s opinion, are undervalued based on current price/earnings ratios or dividend yields.

Administration

The Plan is administered by the Pension and Investment Committee (“Plan Administrator”), which is appointed by the Board of Directors of the Company. The Company pays the majority of the expenses related to the Plan’s operations.

Participant loans

Subject to certain limitations set forth in the Plan, participants may borrow from their vested account balances using their account balance as collateral. Participants may borrow an aggregate maximum of the lesser of:

•	$50,000, subject to certain adjustments as set forth in the Plan, or

•	One-half of the participant’s vested account balance at the time the loan is made.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

General-purpose loans have a maximum term of five years, while primary residence loans have a maximum term of fifteen years. Loan repayments are generally made via bi-weekly payroll deductions. Loans bear interest at rates that become fixed at loan inception, based on prevailing interest rates at loan inception. Loans outstanding at December 31, 2007 have interest rates ranging from 5.0% to 10.5%.

Plan termination

Although it has not expressed any intent to do so, the Company may terminate the Plan at any time in accordance with ERISA requirements. In the event of termination of the Plan, distribution would be made to participants in the amounts of their respective account balances. In the event of Plan termination, all components of a participant’s balance become 100% vested.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Investment valuation and income recognition

The Plan’s investments are stated at fair value based on quoted market prices. Shares of registered investment companies are valued at the net asset value of shares held by the Plan at year-end. Participant loans are valued at cost plus accrued interest, which approximates fair value.

Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date.

The Plan accounts for its investment in the Vanguard Retirement Savings Trust Fund in accordance with FSP AAG INV-1 and SOP 94-4-1, “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans.” As required by FSP AAG INV-1 and SOP 94-4-1, the accompanying statements of net assets available for benefits presents the fair value of the investment in the collective trust, as well as the adjustment of the investment in the common and collective trusts from fair value to contract value relating to the investment contracts. The statements of changes in net assets available for benefits are prepared on a contract value basis.

The Plan’s investments are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with investments in mutual funds, common and collective trusts and stocks, it is at least reasonably possible that changes in the values of such investments could occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
Determination of unrealized appreciation/depreciation

The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of realized gains or losses on investments sold during the year and the unrealized appreciation (depreciation) on those investments held at the end of the year.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of changes in net assets available for benefits during the reporting period. Actual results may differ from these estimates.

Benefits

Benefits are recorded when paid.

New Accounting Pronouncement

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a single definition of fair value and a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements; however, it does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position (“FSP”) No. 157-2, “Effective Date of FASB Statement No. 157,” which amends SFAS No. 157 by delaying the adoption of SFAS No. 157 for our nonfinancial assets and nonfinancial liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until January 1, 2009. The adoption by the Plan of SFAS No. 157, as amended, is not expected to have a material impact on the reported net assets or changes in net assets.

3.	INVESTMENTS

All Plan investments are held by Vanguard Fiduciary Trust Company under a trust agreement dated May 27, 1999. The fair values of individual investments that represent 5% or more of the Plan’s net assets available for benefits at December 31, 2007 and 2006 are as follows:

	2007	2006

Vanguard Wellington Fund	$122,294,567	$109,469,917
Vanguard Retirement Savings Trust Fund	92,684,428	88,823,639
Vanguard 500 Index Fund	89,060,715	92,527,461
Company Stock Fund*	72,434,563	41,799,248
T. Rowe Price Mid-Cap Growth Fund	50,112,675	45,667,868
Vanguard Windsor II Fund	33,415,909	34,627,143

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
During 2007, the net appreciation in fair value of investments was comprised of the following:

Registered investment companies	$7,302,122
Company stock fund	36,443,782

Total net appreciation	$43,745,904

*	Includes non-participant directed funds (see Note 5).
4.	VANGUARD RETIREMENT SAVINGS TRUST FUND

Investments in bank common and collective trusts that hold benefit-responsive investment contracts, such as the Vanguard Retirement Savings Trust Fund, are presented at fair value in the statement of net assets available for benefits and the amount representing the difference between fair value and contract value of the bank collective investment fund is presented on the face of the statement of net assets available for benefits as a single amount, calculated as the sum of the amounts necessary to adjust the portion of net assets attributable to each fully benefit-responsive investment contract from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a basis that reflects income credited to participants in the Plan and net appreciation or depreciation in the fair value of only those investment contracts that are not deemed to be fully benefit-responsive.

5.	NON-PARTICIPANT DIRECTED INVESTMENTS

The Company’s discretionary contribution is automatically invested in the Company Stock Fund. Employees also have the option of investing their contributions, or a portion thereof, in the Company’s stock fund. Since the activity of the non-participant directed and participant-directed investments in the Company’s common stock are combined, the entire investment is considered non-participant directed for purposes of this disclosure. Information regarding the net assets available for benefits and the changes in net assets available for benefits for the Company stock fund, is shown below:

	December 31,
	2007	2006
Assets:
Company stock fund	$72,434,563	$41,799,248
Company contributions receivable	4,081,979	3,025,427

Net assets available for benefits	$76,516,542	$44,824,675

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Year Ended
December 31,
2007
Changes in net assets available for benefits
Additions:
Contributions	$5,587,824
Net appreciation in fair value of investments	36,443,782
Other additions	76,096
Interest and dividend income	502,336
Interfund transfers	(5,997,026)

Total additions, net of interfund transfers	36,613,012

Deductions:
Benefits paid to participants	(4,921,145)

Increase in net assets available for benefits	31,691,867

Net assets available for benefits at beginning of year	44,824,675

Net assets available for benefits at end of year	$76,516,542

6.	PARTY-IN-INTEREST TRANSACTIONS

Certain investments are shares of mutual funds managed by an affiliate of Vanguard Fiduciary Trust Company, which is the trustee as defined by the Plan and, therefore, transactions with these mutual funds qualify as party-in-interest transactions.

Additionally, the Plan holds investments in the Company’s common stock and loans receivable from participants, both of which constitute party-in-interest transactions. During the year, the Plan had sales and purchases of Company common stock of $24,142,195 and $19,028,848, respectively.

7.	INCOME TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated March 19, 2003, stating that the Plan, as then designed and operated, qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. The Plan has been amended since receipt of the determination letter; however, the Plan Administrator believes the Plan has been operated in compliance with the applicable requirements of the Code throughout 2007 and 2006 and, therefore, the Plan and the related trust are exempt from taxation.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
8.	NON-CURRENT FILER IMPACT ON THE PLAN

Between May 1, 2005 and September 29, 2006 (the “Relevant Period”), due to the then non-current status of the Company’s filings with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, the Company’s registration statement on Form S-8 was not available to cover offers and sales of securities to the Company’s employees and other persons. As a result, the acquisition of securities by the Plan on behalf of participants during the Relevant Period did not comply with the registration requirements of the Securities Act of 1933. During the Relevant Period, units of interest (“Units”) representing a total of 464,033 shares of the Company’s common stock were purchased on behalf of participants through application of: (i) salary reduction contributions from employees, (ii) fixed-matching source funds from the Company and (iii) intra-plan transfers of funds by participants out of other investments in the Plan into Units. The Company’s failure to maintain the effectiveness of its registration statement on Form S-8 gave the participants who directed the Plan to purchase Units during the Relevant Period the right to rescind these purchases (or recover damages if they had sold their Units) for up to one year under federal law following the purchase of these Units. In order to address this compliance issue, the Company conducted a rescission offering that expired on January 8, 2007. Under the terms of the rescission offering, the Company made payments to participants who accepted the offer and who had sold shares acquired during the Relevant Period at a loss. The Company also acquired shares from accepting participants who had acquired shares during the Relevant Period at a price (together with interest at the applicable state rate) that exceeded the closing price of a share of Company common stock on January 8, 2007 ($48.98). Participants from whom the Company acquired shares in the rescission offering received the acquisition price they paid for their shares, together with interest. The Company paid a total of $386,746 to accepting participants (which included $15,558 for shares sold at a loss and $371,193 as acquisition price (i.e., participant’s actual cost) and interest for the 6,766 shares the Company acquired from participants pursuant to this rescission offering.

9.	FORM 5500 RECONCILIATION

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 at December 31, 2007 and 2006:

	December 31
	2007	2006

Net assets available for benefits per the financial statements	$595,360,860	$522,898,126

Difference in reporting of benefit-responsive investments at contract value per the financial statements and fair value per the Form 5500	695,547	(854,719)

Amounts deemed distributions of participant loans as reflected in the Form 5500	(69,816)	—

Net assets available for benefits per the Form 5500	$595,986,591	$522,043,407

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
The following is a reconciliation of the total increase in net assets per the financial statements for the year ended December 31, 2007 to total income per Form 5500:
Statement of changes in net assets available for benefits:

Increase in net assets per the financial statements	72,462,734

Difference in reporting of benefit-responsive investments at contract value per the financial statements and fair value per the Form 5500	695,547

Prior year difference in reporting of benefit-responsive investments at contract value per the financial statements and fair value per the Form 5500	854,719

Amounts deemed distributions of participant loans as reflected in the Form 5500	(69,816)

Total income per 5500	$73,943,184

The reconciling items noted above are due to the difference in the method of accounting used in preparing the Form 5500 as compared to the Plan’s financial statements. Government reporting rules were used in preparing the Form 5500 for the year ended December 31, 2007, whereas the Plan’s financial statements have been prepared on the accrual basis of accounting as required by U.S. GAAP. Government reporting rules require the common and collective trusts to be reported at fair value, while accounting standards require this investment to be reported at contract value. Additionally, the Department of Labor requires participant loans that violate the Code to be recorded as deemed distributions on the Form 5500 although the Plan still holds the participant loans as an investment.
10.	SUBSEQUENT EVENTS

Effective January 1, 2008, the Plan was amended to increase the Company’s matching contribution to 75% on up to the first 6% of participant contributions, except for union employees represented by the unions listed in Note 1. Additionally, the Plan was amended to eliminate discretionary matching contributions.

SUPPLEMENTAL SCHEDULES

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
I.R.S. Employer Identification Number: 31-0267900
Plan No. 008
SCHEDULE H; LINE 4i — SCHEDULE OF ASSETS HELD AT END OF YEAR AS OF DECEMBER 31, 2007

		(c)
		Description of Investment
	(b)	Including Maturity Date,		(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	(d)	Current
(a)	Lessor or Similar Party	Par, or Maturity Value	Cost	Value
	America Funds EuroPacific Fund	Registered investment company	**	$27,203,901
	Royce Premier Fund	Registered investment company	**	24,522,723
	T. Rowe Price Mid-Cap Growth Fund	Registered investment company	**	50,112,675
*	Vanguard 500 Index Fund	Registered investment company	**	89,060,715
*	Vanguard Retirement Savings Trust Fund	Common and collective trust	**	92,684,428
*	Vanguard Target Retirement 2005 Fund	Registered investment company	**	2,555,027
*	Vanguard Target Retirement 2015 Fund	Registered investment company	**	7,506,392
*	Vanguard Target Retirement 2025 Fund	Registered investment company	**	4,891,607
*	Vanguard Target Retirement 2035 Fund	Registered investment company	**	2,858,961
*	Vanguard Target Retirement 2045 Fund	Registered investment company	**	2,319,386
*	Vanguard Target Retirement Fund	Registered investment company	**	1,289,989
*	Vanguard Total Bond Market Index Fund	Registered investment company	**	22,923,453
*	Vanguard PRIMECAP Fund	Registered investment company	**	24,105,200
*	Vanguard Wellington Fund	Registered investment company	**	122,294,567
*	Vanguard Windsor II Fund	Registered investment company	**	33,415,909
*	Company Stock Fund	Common stock, 752,958 shares	$24,845,063	72,434,563
*	Loans receivable from participants	5% - 10.5% due through 2022	-0-	10,530,452

Total assets held for investment purposes				$590,709,948

*	Denotes a party-in-interest to the Plan as defined by ERISA.

**	Cost omitted for participant-directed investments.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
I.R.S. Employer Identification Number: 31-0267900
Plan No. 008
SCHEDULE H; LINE 4j — SCHEDULE OF REPORTABLE TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 2007*

(a)	(b)				(f)
Identity of	Description of Asset (include			(e)	Current Value of	(g)
Party	interest rate and maturity in	(c)	(d)	Historical Cost of	Asset on Transaction	Historical Gain
Involved	the case of a loan)	Purchase Price	Selling Price	Asset	Date	(Loss)

Vanguard	Flowserve Corp. Stock Fund	19,028,848	—	—	19,028,848	—
Vanguard	Flowserve Corp. Stock Fund	—	24,142,195	15,490,619	24,142,195	8,651,576

*
Transactions or a series of transactions in non-participant directed funds that exceed 5% of the current value of the Plan’s assets as of the beginning of the year, as defined in Section 2520.103-6 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA.